EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2019 FINANCIAL RESULTS

MINNEAPOLIS, MN – April 30, 2019 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the first quarter ended March 31, 2019 (“Q1”).

Overview
●
Q1 2019 net sales decreased 30.7% to $5.1 million from $7.4 million in Q1 2018, primarily driven by a decrease in POPS revenue partially offset by increased innovation revenue.
●
Q1 2019 operating loss was $1.3 million compared to operating income of $0.2 million in Q1 2018.
●
Q1 2019 net loss was $1.1 million, or $0.09 per basic and diluted share, compared to net income of $0.2 million, or $0.01 per basic and diluted share in Q1 2018.

Insignia’s President and CEO Kristine Glancy commented, “After completing a record year for our organization, we expected a slower start in 2019, and our first quarter results are aligned with our expectations. Our results however, do not adequately reflect the organization’s efforts to both stabilize our POPS business and accelerate our innovation pipeline. As indicated previously, the changes in our retail and CPG network during 2019, inclusive of the pending exit of a significant retailer in the first half due to competitive contracts, has adversely impacted our results. We expect ongoing competitive pressure to challenge our business results for the remainder of the year, however we are diligently pursuing a variety of efforts around innovation, client acquisition and retailer expansion. The decline in our POPS program was partially offset by strong innovation revenue, which accounted for nearly 30% of overall net sales for the first quarter. In addition, net sales from Custom Print Solutions experienced strong growth of 27% compared to the first quarter of 2018, driven by new client acquisition.”

Ms. Glancy continued, “We are closely managing our overall business cost structure by continuing to invest strategically in growth segments while also optimizing overall costs. Our number one focus is on our current and new clients. We have diversified our solutions based on both client feedback and where brands are looking to invest their dollars. The continued growth of these solutions serve as a platform for further portfolio diversification. We have initiatives in place to drive increased effectiveness and efficiency of these new solutions throughout the year. We are also focused on new retailer acquisition opportunities that would allow us to grow both our In-Store Signage Solutions and new solutions. Our balance sheet, high-performing team and overall portfolio of solutions remain strong and intact to support the continued need for company-wide transformation in a rapidly changing industry.”

 Q1 2019 Results
Net sales decreased 30.7% to $5,140,000 in Q1 2019, from $7,419,000 in Q1 2018, primarily due to a decrease in POPS program revenue which was primarily due to a decrease in the number of signs placed and a decrease in average price per sign, which was driven by competitive pressures, the loss of a significant CPG, and the loss of a non-recurring favorable contract. Q1 2019 net sales were positively impacted by a 74% increase in the portfolio of new innovation solutions revenue compared to Q1 2018.

Gross profit in Q1 2018 decreased to $774,000, or 15.1% of net sales, from $2,746,000, or 37.0% of net sales, in Q1 2018. The decrease in gross profit was primarily due to a decrease in POPS signs solutions sales as our gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, combined with the decrease in average price per sign due to loss of a non-recurring favorable contract, partially offset by an increase in revenue and profitability from innovation initiatives.

Selling expenses in Q1 2019 were $738,000, or 14.4% of net sales, compared to $903,000, or 12.2% of net sales, in Q1 2018 due to lower variable staff related expenses.

Marketing expenses in Q1 2019 were $665,000, or 12.9% of net sales, compared to $604,000, or 8.1% of net sales, in Q1 2018. Increased marketing expense was primarily the result of increased consulting expenses, partially offset by decreased staffing and variable staff related expenses.

General and administrative expenses in Q1 2019 were $708,000, or 13.8% of net sales, compared to $1,007,000, or 13.6% of net sales, in Q1 2018 due to lower variable staff related expenses and lower administrative costs.

Income tax benefit for Q1 2019 was 15.7% of pretax loss, or a benefit of $204,000, compared to income tax expense of 30.8% of pretax income, or $73,000, in Q1 2018.

As a result of the items above, the net loss for Q1 2019 was $1,096,000, or $0.09 per basic and diluted share, compared to net income of $164,000, or $0.01 per basic and diluted share, in Q1 2018.

As of March 31, 2019, cash and cash equivalents and short-term investments together totaled $9.0 million, compared to $10.2 million as of December 31, 2018.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer-packaged goods manufacturers and retailers. Insignia provided in-store media solutions in over 20,000 retail outlets, inclusive of grocery, mass merchants and dollar over the course of 2018. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “expects,” “seeks,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability and margins, future service revenues, changes in composition of retailer and CPG manufacturer networks, innovation and transformation of the Company’s business are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Net sales	$5,140,000	$7,419,000
Cost of sales	4,366,000	4,673,000
Gross profit	774,000	2,746,000
Operating expenses:
Selling	738,000	903,000
Marketing	665,000	604,000
General and administrative	708,000	1,007,000

Operating income (loss)	(1,337,000)	232,000
Other income, net	37,000	5,000

Income (loss) before taxes	(1,300,000)	237,000
Income tax expense (benefit)	(204,000)	73,000

Net income (loss)	(1,096,000)	164,000

Net income (loss) per share:
Basic	$(0.09)	$0.01
Diluted	$(0.09)	$0.01

Shares used in calculation of net income (loss) per share:
Basic	11,856,000	11,819,000
Diluted	11,856,000	11,982,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	March 31,	December 31,
	2019	2018

Cash and cash equivalents	$3,966,000	$10,160,000
Held to maturity investments	4,994,000	-
Working capital	12,198,000	13,351,000
Total assets	20,483,000	23,953,000
Total liabilities	5,013,000	7,633,000
Shareholders' equity	15,470,000	16,320,000

Working capital represents current assets less current liabilities.